Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Incentive Compensation Plan of DHT Holdings, Inc. of our reports dated March 25, 2010, with respect to the consolidated financial statements of DHT Maritime, Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of DHT Maritime, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Ernst & Young AS
Oslo, Norway
June 18, 2010